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                       INDIANAPOLIS POWER & LIGHT COMPANY          EXHIBIT 12.1

                       Ratio of Earnings to Fixed Charges

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                                                                 YEARS ENDED DECEMBER 31,
                                                 ------------------------------------------------------
                                                     1998                1997                 1996
                                                 --------------      --------------       -------------
                                                                 (Thousands of Dollars)
Earnings, as defined:
     Net income (1)                                   $149,147            $133,402            $122,588
     Income taxes                                       84,386              74,440              67,266
     Fixed charges, as below                            40,991              41,893              48,570
                                                 --------------      --------------       -------------

         Total earnings, as defined                   $274,524            $249,735            $238,424
                                                 ==============      ==============       =============

Fixed charges, as defined:
     Interest charges                                  $40,810             $41,721             $48,406
     Rental interest factor                                181                 172                 164
                                                 --------------      --------------       -------------

         Total fixed charges, as defined               $40,991             $41,893             $48,570
                                                 ==============      ==============       =============

Ratio of earnings to fixed charges                        6.70                5.96                4.91
                                                 ==============      ==============       =============

(1) 1997 Net income excludes after-tax effect of cumulative effect of accounting change
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